Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
We have issued our report dated May 19, 2005 (except for Note 17, as to which the date is June 5, 2005) accompanying the financial statements of Unify Corporation for the year ended April 30, 2005, which is included in this Amendment No. 1 to the Registration Statement (Form S-4, No. 333-133025). We consent to the inclusion in this Amendment No. 1 to the Registration Statement (Form S-4, No. 333-133025) of the aforementioned report and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Reno, Nevada
May 30, 2006